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                          ACCENT COLOR SCIENCES, INC.
                           800 CONNECTICUT BOULEVARD
                        EAST HARTFORD, CONNECTICUT 06108

                         SUPPLEMENT TO PROXY STATEMENT
                   CONCERNING ANNUAL MEETING OF SHAREHOLDERS

     The Proxy Statement of Accent Color Sciences, Inc. (the "Company") concerning its Annual Meeting of Shareholders to be held on November 29, 1999, as first sent to shareholders of the Company on November 2, 1999, incorrectly sets forth under "General Information" the number of votes which the holders of Series B Convertible Preferred Stock (the "Series B Stock") of the Company are entitled to cast at the Annual Meeting. As of the record date for the Annual Meeting, the holders of Series B Stock were entitled to 1,426,688 votes. This number of votes is based upon the number of shares of Common Stock which the two holders of Series B Stock were then entitled to receive by converting part of their holdings subject to a provision of the Company's Restated Certificate of Incorporation which limits the amount of Common Stock that a single holder of Series B Stock may beneficially own at any one time. This number is less than the total number of shares of Common Stock into which the Series B Stock is otherwise convertible. Further information concerning Common Stock issuable on conversion of Series B Stock is contained in Item 2 of the Proxy Statement.

     Your vote is important, regardless of the number of shares you hold. Please return the proxy card which accompanied the Proxy Statement as soon as possible.

     Questions or requests for additional proxy materials may be directed to the Company at the above address, attention Richard J. Coburn, Chairman, (860) 610-4100, or to:

                                D.F. King & Co., Inc.
                                77 Water Street, 20th Floor
                                New York, New York 10005

                                Telephone (toll free): (800) 488-8035

     This Supplement to the Proxy Statement is being first mailed to shareholders of the Company on or about November 10, 1999.